NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 5, 2006, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17CFR240.12d2-2(a)(3) That on May 19, 2006 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefor and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Maxtor Corporation and Seagate Technology became effective on May 19, 2006. Each share of Common Stock of Maxtor Corporation was converted into 0.37 Common Shares of Seagate Technology. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 22, 2006.